U.S.    SECURITIES AND EXCHANGE COMMISSION Washington, D.C.
                             20549

                             FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

   Petersen                          John                    L.
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   (Last) (First) (Middle)

   Chateau de Barbereche
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                                                                        (Street)

   Barbereche                     Switzerland               1783
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   (City) (State) (Zip)


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2. Issuer Name and Ticker or Trading Symbol

   Tamboril Cigar Company
   Pink Sheets - SMKEQ
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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4. Statement for Month/Year

   February 2003

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5. If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer (Check all applicable)

     [X] Director [X] 10% Owner [X] Officer (give title below) [_] Other (specify below)


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7. Individual or Joint/Group Filing (Check applicable line)

     [X] Form filed by one Reporting Person [_] Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                        or Beneficially Owned
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

                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                       2A.          3.           Disposed of (D)                 Owned          Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- Reported       (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security           Date       any          ------------                 or              (Instr. 3 &    (I)       Ownership
(Instr. 3)                  (mm/dd/yy) (mm/dd/yy)    Code     V      Amount      (D)    Price     Instr.4)      (Instr.4) (Instr.4)
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


Common Stock, $.0001 par value          2/3/03        C            16,613,500     A     $.05*
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Common Stock, $.0001 par value          2/3/03        C             2,000,000     A     $.05*
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Common Stock, $.0001 par value          2/3/03                     20,813,500     D
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
*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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

                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)      Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
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


Series B Convertible
Preferred Stock                                                               Common
$50 stated value    $50*    2/3/03     C            16,613.5  N/A     N/A     Stock   16,613,500  $.05*   0
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8% Convertible                                                                Common
Debentures       $100,000*  2/3/03     C            $100,000  N/A     N/A     Stock    2,000,000  $.05*   0
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
Explanation of Responses:

* On January 23, 2003, the Reporting Person purchased 2,200,000 shares of Common Stock, 16,613.5 shares of Preferred Stock and $100,000 of Debentures for $50 in cash. Therefore, the Reporting Person's effective cost is $.0000024 per share of Common Stock. This report on Form 4 is filed to report the conversion of the Preferred Stock and Debentures into Common Stock.


/s/ John L. Petersen                                         February 5, 2003
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      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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